Exhibit 23.4

M17 ENTERTAINMENT LIMITED	Private and Confidential
13F, No. 2, Sec. 5, Xinyi Road Xinyi District, Taipei City 110, Taiwan Republic of China
+886 (2) 2720-8688

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
EWK/TMH/338369/1	—	May 11, 2018	1/3

Re: Offering of American Depositary Shares by M17 Entertainment Limited and Proposed Listing on the New York Stock Exchange or the NASDAQ Global Market

Dear Sirs,

1.                                      INTRODUCTION

We have acted as Singapore legal counsel to M17 Entertainment Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the offering of American depositary shares (the “ADSs”) by the Company, each ADS representing a certain number of Class A ordinary shares of the Company (the “Offering”), pursuant to the Company’s registration statement on Form F-1, including any amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange or the NASDAQ Global Select Market.

2.                                      Assumptions

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(a)                                 all factual information stated or given in the Registration Statement is true and accurate, and properly reflect the intention of the parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Registration Statement (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

(b)                                 there are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining; and

(c)                                  all factual information provided to us by the Company and/or its representatives in respect to matters opined on herein is true and correct.

3.                                      Opinions

Subject to the Assumptions and the Qualifications (defined below), we are of the opinion that:

(a)                                 The boxed statements set forth in the annexed pages of the Registration Statement attached hereto as Annex A, in the form and context in which they are included and appear in the Registration Statement, under the sections headed “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities” and “Regulation”, in each case insofar as such statements purport to describe or summarize the Singapore legal matters stated therein as at the date hereof, are accurate in all material respects, and fairly present and summarize in all material respects the Singapore legal matters stated therein as at the date hereof.

(b)                                 The boxed statements set forth in the annexed pages of the Registration Statement attached hereto as Annex A, in the form and context in which they are included and appear in the Registration Statement, under the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation”, insofar as they constitute statements of Singapore tax laws, are accurate in all material respects.

4.                                      Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)                                 we have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards; and

(b)                                 Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore laws.

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is limited to the laws of Singapore. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated under.

This opinion is given for the sole benefit of the persons to whom the opinion is addressed. Except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement or otherwise related to the Offering, this opinion shall not be (i) transmitted to, or relied upon by, any other person or used for any other purpose, (ii) quoted or referred to in any public document or filed with any governmental body or agency or stock or other exchange or with any other person, or (iii) disclosed to any other person, without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP

RAJAH & TANN SINGAPORE LLP

ANNEX A

relating to intellectual property, consumer protection, privacy, labor and employment, unfair competition, securities, tax, marketing and communications practices, commercial disputes, breach of contract or other matters. Any such allegations or lawsuits, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by us or perceived malfeasance by our management could harm our reputation and user base and distract our management from our daily operations. For example, in August 2017, Heat Wave Media, which operates another live streaming application, UP Live, initiated a lawsuit against us in the Taipei District Court of Taiwan, alleging that we engaged in unfair trade practices by poaching artists from its live streaming platform and sought compensation for damages amounting to approximately US$0.7 million. We intend to vigorously defend against this lawsuit. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management’s attention. We may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on our business and results of operations.

In addition, although allegations or lawsuits against our artists will not subject us to liability or compensation, they may otherwise generate negative publicity that significantly harms our reputation, which may in turn materially and adversely affect our user base and our ability to attract customers.

We are subject to anti-corruption, anti-bribery, anti-money laundering and other laws and regulations.

We are subject to anti-corruption, anti-money laundering, anti-bribery and other relevant laws and regulations in the markets we operate. Although we perform compliance processes and maintain internal control systems, we may be subject to investigations and proceedings by government authorities for alleged infringements of these laws if our processes or systems are not conducted or operating properly. These proceedings may result in fines or other liabilities and could have a material adverse effect on our reputation, business, financial conditions and result of operations. If any of our subsidiaries, employees or other persons engage in fraudulent, corrupt or other unfair business practices or otherwise violate applicable laws, regulations or internal controls, we could become subject to one or more enforcement actions or otherwise be found to be in violation of such laws, which may result in penalties, fines and sanctions and in turn adversely affect our reputation, business, financial condition and result of operations.

In addition, we currently engage third party online payment platforms to process payment for virtual gifts and VIP subscription fees for us. These third party online payment platforms are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations in ~~jurisdictions where we operate our business, including Taiwan~~, Singapore ~~and Hong Kong~~. All of these laws and regulations require online payment platforms to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. In Taiwan, pursuant to the Directions Governing the Internal Control Systems of Anti-Money Laundering and Countering Terrorism Financing of the Banking Sector, Electronic Payment Institutions and Electronic Stored-value Card Issuing Institutions, online payment platforms are required to establish anti-money laundering internal control systems, which must include internal control procedures to prevent money laundering and counter terrorism financing, and file the details of such systems with the competent regulatory authority. If a third party online payment platform fails to perform its anti-money laundering obligations, it may be subject to administrative fines in accordance with the relevant regulations and/or suspension or rescission of its license. If any of our third party online payment platforms fails to comply with applicable anti-money laundering laws and regulations, our reputation could suffer and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations.

Proposed or new legislation and regulations could also significantly affect our business. There currently are a number of proposals pending before foreign legislative and regulatory bodies. For example, the Singapore data protection regulator has proposed the imposition of a mandatory data breach notification regime. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease existing business practices.

Uncertainties with respect to the legal system in certain markets in Developed Asia could adversely affect us.

The legal systems in Developed Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system, such as Taiwan, Korea and Japan, based on written statutes, and others are based on common law, such as Singapore and Hong Kong. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

Each jurisdiction in Developed Asia has enacted, and may enact or amend from time to time, laws and regulations governing the distribution of videos, media content, services, messages, applications, electronic documents and other content through the internet. The relevant government authorities may prohibit the distribution of information through the internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business, revocation of the registration to act as an electronic systems provider and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Developed Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to addressing this regulation. For example, existing laws or new laws regarding the regulation of currency, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to cover virtual items offered on our live streaming application. Changes in current laws or regulations or the imposition of new laws and regulations in Developed Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.

It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some of Developed Asia.

Substantially all of our assets are located in Developed Asia and all of our executive officers and present directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under Federal securities laws. Moreover, management has been advised that Taiwan and other jurisdictions within Developed Asia where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Pursuant to Taiwan Code of Civil Procedure, a foreign judgment needs to be recognized by a Taiwan court before being enforced, which renders its enforceability uncertain. Similarly, under the laws of Japan currently in effect, Japanese courts would recognize as a valid judgment any final judgment obtained in United States courts only if certain conditions are fulfilled, including that reciprocity of judgment recognition exists between Japan and the country of the relevant foreign court. Further, it is unclear if extradition treaties now in effect between the United States and some markets within Developed Asia, such as Singapore ~~and Japan,~~ would permit effective enforcement of criminal penalties of the Federal securities laws in those jurisdictions. Moreover, there is no extradition treaty between the United States and Taiwan, and an extradition relies solely on the cooperation between the governments.

We may be adversely affected by the complexity, uncertainties and changes in licensing and regulation of internet businesses.

The governments of the countries where we operate our business tend to regulate the internet industry, including the licensing and permit requirements pertaining to companies in this industry. For example, Taiwan regulatory authorities have drafted and announced the Digital Communication Law (Draft) in November 2017 under which digital communication service providers, such as social media and mobile application operators, are required to disclose relevant information, including business details, terms and conditions of use, privacy policies, notification and complaint mechanism. Digital communication service providers are also obliged to establish a proper data security framework and content monitoring mechanism. If a provider fails to comply with these requirements leading to users’ suffering from damages, it may be subject to compensation claims from users or investigations from government authorities. However, the interpretation and enforcement of these laws and regulations may involve significant uncertainty. As a result, it may be difficult to determine what actions or omissions may be deemed to be violations of applicable laws and regulations in certain circumstances.

In addition, due to the increasing popularity and use of the internet and other online services, it is possible that additional laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, pricing, content, copyrights and distribution. The adoption of additional laws or regulations may decrease the growth of the internet or other online services, which could in turn decrease the demand for our products and services and increase our cost of doing business.

Certain areas of Developed Asia are susceptible to severe earthquakes and typhoons that could severely disrupt the normal operation of our business and adversely affect our earnings.

Certain areas of Developed Asia are susceptible to earthquakes, typhoons, nuclear disasters and other disasters. For example, Taiwan was hit by Typhoon Nesat and Tropical Storm Haitang in 2017. In addition, Taiwan was struck by a 6.4-magnitude earthquake in February 2018. However, we do not carry insurance to cover damage caused by earthquakes, typhoons or other natural disasters or any resulting business interruption. In the event of a major earthquake, typhoon or other natural disaster in countries where we operate our business, our business could be severely disrupted and our business and results of operations could be materially and adversely affected.

Fluctuations in foreign currency exchange rates in countries where we operate our business will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in New Taiwan Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen, and Korean Won, among other currencies. We incur expenses for employee compensation and other operating expenses in the local currencies in the jurisdictions in which we operate, including the jurisdictions described above. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. Furthermore, the substantial majority of our revenue is denominated in the currencies of the Developed Asia countries. Because fluctuations in the value of such currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

The ability of our subsidiaries and branches in Developed Asia to distribute dividends or transfer profits to us may be subject to restrictions under their respective laws.

We are a holding company, and our subsidiaries are located throughout Developed Asia including Taiwan, Hong Kong, Japan and Singapore. Internal sources of funds to meet our cash needs include profits of our Taiwan branches and our dividends paid by our subsidiaries. The distribution of dividends to us from our subsidiaries and the transfer of cash from our Taiwan branches are subject to restrictions imposed by the applicable laws and regulations in these markets, which are more fully described in “Dividend Policy” in this prospectus. In addition, except for the limitations described in “Regulation,” although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries and branches in ~~Taiwan, Hong Kong, Japan and~~ Singapore to distribute dividends and transfer profits to us, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

Our VIE arrangements in Taiwan may be deemed to be invalid or unenforceable or not in compliance with Taiwan laws.

We operate part of our agency, e-sports and advertising business through our Taiwan VIEs, including Unicorn Entertainment Ltd., Crazy Entertainment Ltd., Machi E-Sports Ltd. and 17 Production Ltd. In 2017, revenue from our Taiwan VIEs constituted 0.5% of our total revenues. We currently operate these businesses using VIEs and we will acquire these entities if the approval of the Investment Commission of the Ministry of Economic Affairs of Taiwan is granted.

Under the current policies on PRC investments in Taiwan, PRC investors are allowed to invest, upon prior approval, in Taiwan companies that operate business in the statutory business categories listed as permitted in the Positive Listings promulgated by the Taiwan authorities, and are prohibited or restricted from investing in all other businesses. Some of the statutory categories currently listed in the corporate registration of our Taiwan VIEs are not within the Positive Listings. Those include (i) agents and managers for performing artists, entertainers, models, artists and writers, (ii) live performances, (iii) motion picture production, distribution, projection, photo-finishing and recording, cartoon production, broadcasting and television program production, distribution and broadcasting, television commercials and film special effects, and (iv) general advertising services. We do not believe, based on the advice from our Taiwan counsel, LCS & Partners, that we are a PRC investor under existing Taiwan law and court judgments. Therefore, we do not believe that we are prohibited from operating businesses that have statutory business categories not listed as permitted in the Positive Listings or that we need to seek prior approval for operating businesses that have statutory business categories listed as permitted in the Positive Listings. However, we cannot be certain that Taiwan authorities will not take a different view and make inquiries and take actions against us, nor can we anticipate the outcome of such inquiries or actions.

DIVIDEND POLICY

We do not have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of profits, retained earnings and share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our Class A ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. Dollars.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities incorporated in British Virgin Islands, Taiwan, Hong Kong and Singapore. Regulations in the jurisdictions where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us, including:

•                  in Taiwan, the branch we established is not an independent entity and is not entitled to distribute dividends or make other distributions to us. However, it can still remit profits to us after making tax payments on its income from sources in Taiwan in accordance with the applicable foreign exchange control regulations. Under the applicable foreign exchange control regulations, the branch has to report remittances over NT$500,000 (US$16,869) through its bank to the Central Bank of the Republic of China (Taiwan). Moreover, it must provide the documents in support of the accuracy of its report for remittances over US$1 million or obtain approvals from the Central Bank of the Republic of China (Taiwan) for remittances whose annual aggregate amount exceeds US$50 million;

•                  in Singapore, under Section 403 of the Companies Act of Singapore, or the Singapore Companies Act, a company incorporated in Singapore may not pay dividends except out of profits, and any profits of a company applied towards the purchase or acquisition of its own shares in accordance with sections 76B to 76G of the Singapore Companies Act and any gains derived by the company from the disposal of treasury shares shall not be payable as dividends. Payment of dividends must also be made in compliance with the constitution of the company.

•                  in Japan, under the Companies Act of Japan, or the Japan Companies Act, payment of dividends is required to be authorized by resolution of a general meeting of shareholders. Also, the aggregate book value of dividends paid by the Japanese operating entity may not exceed a distributable amount calculated pursuant to the Japan Companies Act.

See “Regulation—Taiwan—Regulations on Dividend Distributions,” “Regulation—Singapore—Regulations on Dividend Distributions” and “Regulation—Japan—Regulations on Dividend Distributions and Proceeds of Sale.”

Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Taiwan

LCS & Partners, our counsel as to Taiwan law, has informed us that any final judgment obtained against us, our directors or executive officers, our Taiwan branches or Taiwan affiliated entities in any court other than the courts of Taiwan in respect of any legal suit or proceeding will be enforced by the courts of Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied that: (i) the court rendering the judgment had jurisdiction over the subject matter according to the laws of Taiwan; (ii) the judgment and the legal procedures resulting in the judgment were not contrary to the public order or good morals of Taiwan; (iii) if the judgment was rendered by default by the court rendering the judgment, (a) we or such persons were duly served within a reasonable time in the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction or (b) process was served on us or such persons with judicial assistance of Taiwan; and (iv) judgments of the courts of Taiwan would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis. Moreover, LCS & Partners has advised us that a party seeking to remit money in the process of enforcing a foreign judgment in Taiwan would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of Taiwan of any amounts recovered in respect of such judgment denominated in a currency other than New Taiwan Dollars.

Singapore

Rajah & Tann Singapore LLP, our counsel as to Singapore law, has informed us that in Singapore, a foreign judgment for a sum of money may be enforced in one of several ways, depending on where the foreign judgment is obtained. A foreign monetary judgment obtained in a competent court in the United States, including judgments relating to a violation of U.S. federal securities law, may form the basis for commencing an action in the Singapore courts to recover a debt if certain preconditions are met, including that the judgment is final and conclusive, based on the merits, not contrary to public policy, not obtained by fraud or in proceedings contrary to natural justice and the U.S. courts had jurisdiction to give that judgment. As such, assuming that the U.S. court had jurisdiction to hear and determine the original case and there are no grounds on which to impeach the judgment, the action in the Singapore courts may be successful without having to re-litigate the merits of the case.

An investor may not be able to commence an original action against us or our directors or executive officers, or any person, before the Singapore courts to enforce, either directly or indirectly, a U.S. judgment which concerns foreign criminal, venue or public laws. If the action requires the Singapore courts to decide on liabilities (in particular, criminal liabilities) under U.S. federal securities law, the Singapore courts are likely to decline jurisdiction to hear the action. Each claim or relief sought in the U.S. proceedings would have to be reviewed to determine if it is civil or criminal in nature.

In addition, whether an action may be commenced in a Singapore court depends on whether the Singapore court has jurisdiction. The Singapore courts will consider, among other considerations, whether the parties have agreed by a jurisdictional clause to submit to the Singapore courts or whether there are sufficient connecting factors (including factors such as the proper law of the contract or the place in which the tort occurred) which point to Singapore being the most appropriate forum.

As such, Rajah & Tann Singapore LLP has advised us that there is uncertainty as to whether Singapore courts will entertain original actions predicated upon the securities laws of the United States or any state in the United States.

Japan

Mori Hamada & Matsumoto, our counsel as to Japanese law, has informed us that any judgment obtained against us, our directors or executive officers, our Japan branches or Japan affiliated entities rendered by any court in any jurisdiction outside Japan is enforceable in Japan, only if the Japanese court in which enforcement is sought is satisfied that (i) the foreign judgment is final and binding; (ii) the jurisdiction of the relevant foreign court is recognized under Japanese laws, regulations, conventions or treaties; (iii) the losing party was properly served with a summons, or appeared and presented the merits of the case; (iv) the content of the foreign judgment and the court proceedings are not contrary to the public order of Japan; and (v) reciprocity of judgment recognition exists between Japan and the country of the relevant foreign court. The review by a Japanese court should be limited to the issue of whether the above requirements have been satisfied, not the appropriateness of the foreign judgment. With respect to requirement (iii), however, the Supreme Court of Japan has held that an order for punitive damages made by a foreign court is contrary to the public order of Japan.

Taiwan

A Taiwan company is subject to corporate income tax at the rate of 20% on both Taiwan-derived and foreign-derived income. In addition, payments of dividends declared by a Taiwan company are subject to withholding tax, currently at the rate of 21%.

The branch established by us is subject to corporate income tax in Taiwan, at the same rate of 20%, only on its taxable income generated from its operations in Taiwan. However, it is not subject to the undistributed earnings tax as it is not an independent business entity and distributes no dividends.

Japan

A company incorporated in Japan (such as 17 Media Japan Inc.) is subject to Japanese corporation tax (including national corporation tax, local enterprise tax and other income-based taxes) on its worldwide income. The statutory effective tax rate is approximately 30% or 34%, depending on the size of the company.

Dividends paid by a Japanese company are generally subject to Japanese withholding tax. If the Japanese company paying dividends is a non-listed company and the payee is a non-resident of Japan, the rate of such withholding tax is 20.42% unless any rate reduction or exemption under a tax treaty applies.

Singapore

Our Singapore subsidiaries, Paktor, Gaigai Pte. Ltd and Picknic Pte. Ltd., are generally subject to 17% corporate income tax on income that is accruing in or derived from Singapore or received in Singapore from outside Singapore. Foreign-sourced income that is not received or deemed received in Singapore is exempt from Singapore income tax. Dividends issued by the Singapore subsidiaries are not subject to any form of Singapore income tax, including withholding tax.

Hong Kong

17 Media (H.K.) Limited, our subsidiary incorporated in Hong Kong, [is subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong]. Under Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities when revenue or expense is denominated in a foreign currency and our net investments in foreign branches or subsidiaries. We have transactional currency exposures arising from sales or cost of revenue that are denominated in a currency other than the respective functional currencies of our subsidiaries, primarily New Taiwan Dollar, Hong Kong Dollar Singapore Dollar and Japanese Yen. The foreign currencies in which these transactions are denominated are mainly United States Dollar. Our sales and costs are denominated in the respective functional currencies of our subsidiaries. Our trade receivable and trade payable balances at the end of the reporting period have similar exposures. Such amounts include balances within the subsidiaries which, although eliminated from the consolidated balance sheets, will continue to contribute to foreign exchange risk exposures in the consolidated statements of operations and consolidated statements of comprehensive loss.

given period. The administrative fine may be imposed repeatedly for continuous failure to rectify the non-compliance.

In addition, it is forbidden to distribute or transmit any harmful contents that may cause damage to children or youths’ mental or physical health through the internet. If anyone fails to adopt any specific and feasible protective measure or fails to comply with the protective mechanism set by the internet platform supplier, and thus causes the children or youths have access to such harmful contents, the competent authority may impose an administrative fine in the amount of between NT$100,000 (US$3,374) and NT$500,000 (US$16,869) on the violator, publish the violator’s name and order him/her to cure such breach in a given period. If he or she fails to make any correction in the given period, he/she may be punished multiple times for his/her multiple violations. In the circumstance of material violation, the competent authority may order the violator to suspend his/her business for a period of between one month and one year.

Regulations on Anti-money Laundering and the Prevention of Terrorism Financing

According to the Money Laundering Control Act of Taiwan, which was last amended on December 28, 2016, the scope of the definition of money laundering has been widened to include the following behaviors: (i) knowingly disguises or conceals property or property interests obtained from a serious crime or transfers or changes the specific gain from criminal actions to assist others to escape from criminal indictment; (ii) covers or hides the nature, source, flowing, location, ownership, disposition and other interest of gains of a particular crime; and (iii) receives, possesses or uses the gain of a particular crime. We will continue to closely monitor regulatory developments in order to continue to comply with the anti-money laundering and prevention of terrorism financing regulations.

Regulations on Labor

According to the Labor Standards Act of Taiwan, which was last amended on January 31, 2018 and will become fully effective on March 1, 2018, employers are not allowed to terminate employment contracts without cause. Further, the mere transfer of ownership of a company is not sufficient grounds for laying-off employees. Only when the employer is to be dissolved due to transactions under the Merger and Acquisition Act can such employer terminate the employment agreements with the employees that are not offered employment by the surviving or assigned company. Under the Labor Standards Act and the Labor Pension Act of Taiwan, Taiwan subsidiaries are required to contribute no less than 6% of an employee’s monthly salary into a specific account as part of the employee’s pension for the employees. Under the Labor Insurance Law of Taiwan, employers should withhold and pay for the social insurance premium for employees aged between 15 and 65. In addition, under the National Health Insurance Law of Taiwan, employers are required to pay for a certain statutory percentage of the employees’ health insurance premium.

Singapore

Regulations on Foreign Investment

An offshore entity may extend a loan to a Singapore company under Singapore law. Such a loan is not subject to the licensing and other requirements under the Moneylenders Act of Singapore. An offshore entity may also generally provide guarantees or other financial support in favor of a Singapore company under Singapore law.

Regulations on Dividend Distributions

The governing legislation for the distribution of dividends in Singapore is the Singapore Companies Act. Under Section 403 of the Singapore Companies Act, a company incorporated in Singapore may not pay dividends except out of profits, and any profits of a company applied towards the purchase or acquisition of its own shares in accordance with sections 76B to 76G of the Singapore Companies Act and any gains derived by the company from the disposal of treasury shares shall not be payable as dividends.

Regulations on Information Technology

Regulation of Internet Content

The Broadcasting Act of Singapore prohibits the provision of certain broadcasting services, including internet content, in or from Singapore without a license issued by the Infocomm Media Development Authority. The Infocomm Media Development Authority is the regulator of the information, communications and media sectors in Singapore. The Broadcasting Act, through the Broadcasting (Class License) Notification, sets out an automatic class licensing scheme for computer online services provided by internet content providers. An internet content provider includes a corporation which provides any program for business purposes on the internet.

Internet Content Providers are in general mandated to be automatically class licensed without any need to make specific applications to the Infocomm Media Development Authority, and are required to comply with the conditions of the class license and the Internet Code of Practice. As an internet content provider, we are obliged to use our best efforts to ensure that prohibited material (which refers to material that is objectionable on the grounds of public interest, public morality, public security, national harmony or offends good taste or decency, or is otherwise prohibited by applicable Singapore laws) is not broadcast via the internet to users in Singapore, and we are also required to deny access to any prohibited material if directed to do so by the Infocomm Media Development Authority. If we contravene the class license conditions or the Internet Code of Practice, we may face administrative sanctions such as suspension or cancelation of our license, or fines.

Regulations on Stored Value

The Monetary Authority of Singapore oversees payment systems and stored value facilities in Singapore under the Payment Systems (Oversight) Act of Singapore. Stored value facilities are prepaid instruments that can be used as a means of making payment of goods or services up to the amount that has been stored in the instrument and available for use under the terms and conditions applying to the facilities. A stored value facility may either be single purpose or multi-purpose in nature. A single purpose stored value facility may only be used to pay for goods and services provided by its holder, whereas a multi-purpose stored value facility may be used to pay for goods and services provided by its holder and other parties. Approval of the Monetary Authority of Singapore is not generally required for the operation of a stored value facility other than a widely accepted store value facility, although the holder of the stored value facility is required to comply with the Payment Systems (Oversight) Act and its associated regulations.

Pursuant to the Payment Systems (Oversight) Act, holders of single purpose stored value facilities are required to comply with its requirements and provide the Monetary Authority of Singapore with all information relating to the stored value facility as may be requested. While there are obligations imposed on holders of stored value facilities under the Payment Systems (Oversight) Act regarding labeling requirements and limits on the stored value threshold, depending on circumstances, the Payment Systems (Oversight) (Exclusion of Single Purpose Stored Value Facilities) Order and the Payment Systems (Oversight) (Exemption) Regulations exempt such obligations from applying in respect of single purpose stored value facilities.

In addition, the holder of the stored value facility will need to comply with the Monetary Authority of Singapore’s Notice PSOA-N02 on the prevention of money laundering and countering the financing of terrorism. Pursuant to this and amongst various things, the holder of such stored value facility must perform due diligence measures to establish and verify the identity of the user; notify the Monetary

Authority of Singapore at least 10 business days prior to the commencement of operations of the stored value facility, file an annual submission to the Monetary Authority of Singapore, and maintain documentation on transactions relating to the stored value facility; implement internal policies to report suspicious transactions to the Suspicious Transactions Reporting Office and to help prevent money laundering and terrorism financing.

Regulations Relating to Online and Mobile Commerce

In Singapore, the Electronic Transactions Act of Singapore recognizes the validity and enforceability of electronic transactions and the use of electronic contracts. The traditional legal principles of contract, as established by common law, would continue to apply to and govern electronic contracting in Singapore. This would apply to our online operations and e-commerce marketplaces.

Regulations on Consumer Protection

There are various general consumer protection laws in place in Singapore, which apply generally to all relevant transactions including electronic transactions, but are not specifically targeted at regulating e-commerce operations. One or more of these laws would be relevant in the context of live streaming operations or e-commerce operations.

The Unfair Contract Terms Act of Singapore generally regulates exclusion clauses and limitation of liability clauses in most consumer and standard form contracts. Amongst other things, the Unfair Contract Terms Act prohibits the exclusion or restriction of liability for death or personal injury caused by negligence in all contracts. It also prevents sellers/service providers from excluding or limiting their liability for a breach of contract, unless it is reasonable for them to do so. The Unfair Contract Terms Act also circumscribes the limitation of liability in relation to certain implied terms in respect of goods purchased.

The Consumer Protection (Fair Trading) Act of Singapore sets out a legislative framework to allow consumers aggrieved by unfair practices to have recourse to civil remedies before the Singapore courts. The definition of supplier under the Consumer Protection (Fair Trading) Act includes persons who promote the use or purchase of goods or services which we do through our live streaming and e-commerce platforms. Suppliers may be held liable for engaging in unfair practices in relation to consumer transactions. Unfair practices include, among other things: (i) doing or saying anything which would reasonably deceive or mislead consumers, (ii) making a false claim, (iii) taking unreasonable advantage of a consumer, or (iv) making various forms of misrepresentations to the consumer.

The Consumer Protection (Trade Descriptions and Safety Requirements) Act of Singapore prohibits the use of false trade descriptions on goods supplied in the course of trade. Trade descriptions include any description, statement or indication that directly or indirectly relates to the fitness for purpose, strength, performance, behavior or accuracy of any goods. This prohibition applies to all persons in the course of business and would be applicable in an e-commerce marketplace. Violations of the Consumer Protection (Trade Descriptions and Safety Requirements) Act are subject to criminal liability.

Regulations on Online Dating Operation

The dating industry is regulated by a governmental body under the Ministry of Social and Family Development known as the Social Development Network, or SDN. This organization works closely with both the public and private sectors to promote social interactions among singles in Singapore, and monitors accredited dating agencies to ensure that they comply with the relevant standards. Although no license is required to set up a dating agency and accreditation is voluntary, the SDNTrust Accreditation framework, comprising a Code Professional Conduct and Accreditation Criteria and Standards for dating agencies, benchmarks dating agencies against standards of professionalism and service delivery. Accredited agencies are supported financially to help improve their business operations on project basis, as well as to leverage on their marketing channels to push their brands to more singles. All accredited dating agencies under the SDNTrust Accreditation can be found on the Registry of Dating Agencies, which provides information about the status and validity of their accreditation. The SDN also conducts regular checks on accredited agencies to ensure that they comply with standards, and has the power to take disciplinary action against accredited agencies that do not meet those standards.

Further, there are laws criminalizing the facilitation or provision of sexual services to other persons in return for payment or reward. Illicit activities that take place beyond our online platforms without our knowledge could result in reputational risks and liabilities.

While there is no direct law or regulation targeting the offline dating industry specifically, relevant regulations will include the Personal Data Protection Act 2012 of Singapore, the Singapore Code of Advertising Practice and the Consumer Protection (Fair Trading) Act of Singapore. We have made official declaration of compliance with these regulations during our accreditation process, with checks and balances set in place to ensure that we continue to keep our operations within the boundaries of these Acts.

Regulations on Offline Matchmaking Operations

There are no direct laws or regulations targeting offline matchmaking operations, which are similar to offline dating agencies. The relevant regulations will include the Personal Data Protection Act 2012 of Singapore, the Singapore Code of Advertising Practice and the Consumer Protection (Fair Trading) Act of Singapore.

Regulations on Data Protection and Information Security

The Personal Data Protection Act 2012 of Singapore governs the collection, use and disclosure of the personal data of individuals by organisations, and is administered and enforced by the regulator, the Personal Data Protection Commission. It sets out, among other things, the following nine data protection obligations which all organizations are required to comply with in undertaking activities relating to the collection, use or disclosure of personal data.

(i)                  Consent Obligation. An organisation must obtain the consent of the individual before collecting, using or disclosing his personal data for a purpose.

(ii)               Purpose Limitation Obligation. An organisation may collect, use or disclose personal data about an individual only for purposes that a reasonable person would consider appropriate in the circumstances and, if applicable, have been notified to the individual concerned.

(iii)            Notification Obligation. An organisation must notify the individual of the purpose(s) for which it intends to collect, use or disclose the individual’s personal data on or before such collection, use or disclosure of the personal data.

(iv)           Access and Correction Obligations. An organisation must, upon request, (i) provide an individual with his or her personal data in the possession or under the control of the organisation and information about the ways in which the personal data may have been used or disclosed during the past year; and (ii) correct an error or omission in an individual’s personal data that is in the possession or under the control of the organisation.

(v)              Accuracy Obligation. An organisation must make a reasonable effort to ensure that personal data collected by or on behalf of the organisation is accurate and complete if the personal data is likely to be used by the organisation to make a decision that affects the individual concerned or disclosed by the organisation to another organisation.

(vi)           Protection Obligation. An organisation must protect personal data in its possession or under its control by making reasonable security arrangements to prevent unauthorised access, collection, use, disclosure, copying, modification, disposal or similar risks.

(vii)        Retention Limitation Obligation. An organisation must cease to retain documents containing personal data, or remove the means by which the personal data can be associated with particular individuals as soon as it is reasonable to assume that (i) the purpose for which the personal data was collected is no longer being served by retention of the personal data, and (ii) retention is no longer necessary for legal or business purposes.

(viii)     Transfer Limitation Obligation. An organisation must not transfer personal data to a country or territory outside Singapore except in accordance with the requirements prescribed under the Personal Data Protection Act 2012.

(ix)           Openness Obligation. An organisation must implement the necessary policies and procedures in order to meet its obligations under the Personal Data Protection Act 2012 and shall make information about its policies and procedures publicly available.

In addition, each organisation is required to appoint at least one data protection officer to assist the organisation in complying with the Personal Data Protection Act 2012.

A failure to comply with any of the above can subject an organisation to a fine of up to S$1 million (US$748,335) per breach.

The Personal Data Protection Act 2012 established a national Do Not Call Registry, and imposes various obligations on organisations in relation to their sending of marketing messages to Singapore telephone numbers. A breach of the Do Not Call requirements in the Personal Data Protection Act 2012 may result in administrative sanctions and criminal penalties.

We are required to comply with the provisions of the Personal Data Protection Act 2012. For example, we would need to obtain consent from our customers and inform them of the applicable purposes before collecting, using or disclosing their personal data.

Arising from the protection obligation in the Personal Data Protection Act 2012, we would need to put in place sufficient robust measures to protect such personal data in our possession or control from unauthorised access, loss or damage.

Regulations on Intellectual Property Rights

The Intellectual Property Office of Singapore administers the intellectual property legislative framework in Singapore, which includes copyrights, trademarks and patents. Singapore is a member of the main international conventions regulating intellectual property matters, and the World Trade Organization’s Agreement on Trade Related Aspects of Intellectual Property Rights.

Copyright

Pursuant to the Copyright Act of Singapore, authors of protected works enjoy various exclusive rights, including the rights of reproduction and communication to the public. An author will automatically enjoy copyright protection as soon as he creates and expresses an original work in a tangible form. There is no need to file for registration to obtain copyright protection. Copyright works sent over the internet or stored on web servers are treated in the same manner as copyright material in other media. Original content distributed via our platforms would qualify for such copyright protection, for example, as literary works, artistic works and/or cinematograph films. The Copyright Act additionally allows content rights holders to apply directly to the courts for an injunction to block websites which clearly and flagrantly infringe copyright.

Trademarks

Singapore operates a first-to-file system in respect of registered trademarks under the Trade Marks Act of Singapore, and the registered proprietor is granted a statutory monopoly of the trademark in Singapore in relation to the product or service for which it is registered. In the event of any trademark infringement, the registered proprietor will be able to rely on the registered trademark as proof of his right to the mark, and the infringement of a trademark may give rise to civil and criminal liabilities. Statutory protection of a registered trademark can last indefinitely, as long as the registration is renewed every 10 years. Unregistered trademarks are also protected under the common law of passing off, provided that the owner is able to prove that there is goodwill or reputation in the mark; misrepresentation on the part of the infringer; and damage to the mark as a result.

Spam Laws

The Spam Control Act, as administered by the Infocomm Media Development Authority, regulates the sending or receiving of unsolicited bulk commercial electronic messages, or “spam”, in Singapore. It applies to emails and text messages which have a Singapore link, for example, if the electronic message originates in Singapore; the sender of the electronic message is physically present in Singapore; or the sender is an entity with central management and control in Singapore. Hence, an organisation headquartered in Singapore would need to comply with the requirements of the Spam Control Act should that organisation choose to send bulk commercial electronic messages within the scope of the Spam Control Act.

In this regard, we would be deemed to be sending bulk electronic messages if we send: (a) more than 100 electronic messages containing similar subject matter in a 24 hour period; (b) more than 1,000 electronic messages containing similar subject matter in a 30 day period; or (c) more than 10,000 electronic messages containing similar subject matter in a 1 year period. If we send electronic messages in bulk, we will have to comply with certain obligations and requirements set out in the Spam Control Act. Without limiting the generality of the foregoing, we must ensure that the electronic messages have an ‘unsubscribe facility’ or ‘opt-out’ function; that the recipient be removed from any mailing list within 10 business days after submitting an opt-out request; and that the electronic messages comply with labelling requirements. Any person who suffers loss or damage as a result of contravening electronic messages being sent will be entitled to institute legal action, and the court may grant injunctions, damages or statutory damages.

Protection from Harassment

The Protection from Harassment Act of Singapore protects persons against harassment and harmful social behavior such as cyber bullying and unlawful stalking, as well as the publication of false statements of fact about any person. A victim of harassment may apply for a protection order if he or she is able to show, inter alia, that the perpetrator of harassment, through threatening, abusive or insulting communication, has: (i) caused harassment, alarm or distress to the victim through the intention to use or make any threatening, abusive or insulting communication; or (ii) caused the victim to believe that violence will be used or provoked against him or her.

Where a protection order has been granted by the Singapore courts under the relevant provisions of the Protection from Harassment Act in relation to online harassment that has been perpetrated via our online platforms, we may be required to take down the offending communication on our e-commerce platforms. We may also be required to comply with any other conditions set by the courts.

Further, where false statements of fact have been published on our online platforms, the subject individual may apply to the Singapore courts to block the publication of such false statements of fact.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

The primary anti-money laundering legislation in Singapore is the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act of Singapore, or CDSA, provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the retention of such benefits.

The Terrorism (Suppression of Financing) Act 2002 of Singapore, or TSOFA, is the primary legislation for the combating of terrorism financing. It was enacted to give effect to the International Convention for the Suppression of the Financing of Terrorism. Besides criminalizing the laundering of proceeds derived from drug dealing and other serious crimes and terrorism financing, the CDSA and the TSOFA also require suspicious transaction to be duly disclosed for the purpose of reporting to the Suspicious Transaction Reporting Office and failure to do so is an offence.

Singapore also gives effect to various resolutions of the Security Council of the United Nations including in relation to sanctions against designated persons from certain jurisdictions. These are contained in various pieces of subsidiary legislation to the United Nations Act of Singapore, such as the United Nations (Anti-terrorism Measures) Regulations, United Nations (Sanctions-Yemen) Regulations 2015 and United Nations (Freezing of Assets of Persons—Sudan) Regulations 2006. Breaches of these subsidiary legislation may subject one to criminal liability.

Regulations on Labor

The Employment Act of Singapore generally extends to all employees, with the exception of certain groups of employees. It provides employees falling within its ambit protections such as minimum notice periods, maximum working hours, a maximum amount of deductions from wages, minimum holidays and rest days, maternity/paternity leave, paid childcare leave, sick leave, etc. The Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Employment Act. In addition, the employment of foreign manpower in Singapore is also governed by the Employment of Foreign Manpower Act of Singapore. Aside from minimum benefits in respect of the aforesaid terms of employment in the Employment Act, employees in Singapore are entitled to contributions to the central provident fund by the employer as prescribed under the Central Provident Fund Act of Singapore. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident in the private or public sector and the age group and wage band of the employee. Generally, for employees who are Singapore citizens in the private sector or non-pensionable employees in the public sector, 55 years old or below and that earn more than or equal to S$750 (US$561) a month, the employer’s contribution rate is 17% of the employee’s wages. The Ministry of Manpower has, on January 18, 2018, launched a month-long public consultation exercise to seek feedback on areas being considered in the review of the Employment Act, including the extension of core provisions of the Employment Act, such as public holiday and sick leave entitlements, payment of salary and allowable deductions and redress for wrongful dismissal, to all employees and additional protection for more vulnerable employees.

Japan

Regulations on Dividend Distributions and Proceeds of Sale

Under the Foreign Exchange Regulations (as defined below), dividends paid on, and the proceeds from sales in Japan of, shares held by exchange residents outside Japan may generally be converted into any foreign currency and repatriated abroad.

offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.  This prospectus has not been and will not be lodged with or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•                  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•                  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made in reliance on an exemption under Section 275 of the SFA, except:

•                  to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or (in the case of such corporation), where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

•                  where no consideration is or will be given for the transfer;

•                  where the transfer is by operation of law;

•                  as specified in Section 276(7) of the SFA; or

•                  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.  The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective